Exhibit 10.1

OPTION AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into as of September 21, 2014 (the “Effective Date”), by and between PAXmed Inc. having an address at 420 Lexington Avenue, Suite #300, New York, New York 10170 (“PAXmed”) and PAVILLION HOLDINGS GROUP LLC, a Delaware limited liability company, having an address at 50 Loring Drive, Norwell, MA 02061 (“PHG”).  PAXmed and PHG are referred to collectively herein as the “Parties”.

PRELIMINARY STATEMENT

WHEREAS, PHG is the owner of United States Patent # US 8,622,976, issued January 7, 2014, “System and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor” (the “Patent”) and the inventors of such Patent, Lishan Aklog, Michael Glennon, Paul John Cronin and William Edgar Baker, had previously assigned to PHG all rights in such invention and patent under application Serial # 13/041,296 filed with the US Patent and Trademark Office (“USPTO”) on March 4, 2011;

WHEREAS, PHG has not, and is not currently in a position to, develop and/or commercialize products under such Patent and does not anticipate having the resources to do so in the foreseeable future;

WHEREAS, PAXmed has developed certain inventions and technology in medical infusion devices which may be considered improvements of the Patent or, alternatively, may not be improvements of the Patent and instead may be independent inventions not derived from the Patent, and PAXmed needs as time period to conduct further analysis to determine whether it would be desirable for PAXmed to acquire the Patent from PHG, and accordingly, for the consideration set forth below, PHG is willing to grant to PAXmed an option to acquire the Patent, on the terms and conditions set forth herein.

In consideration of the mutual promises and other terms and conditions contained herein, the Parties hereby agree as follows:

1.            Grant of Option; Terms of Option

(a) PHG does hereby grant to PAXmed the right, but not the obligation, to acquire all right, title and interest in and to the Patent (the “Option”).

(b) In consideration for the grant of the Option, PAXmed will pay to PHG the sum of One Thousand ($1,000) Dollars, in cash, upon the execution and delivery of this Agreement.

(c) The term of the Option shall be one (1) year, such that the Option must be exercised by PAXmed on or prior to one (1) year from the Effective Date (the “Term”).

(c) The Exercise Price for exercise of the Option, such that PAXmed acquires all right, title and interest in the Patent, is Ten Thousand ($10,000) Dollars, in cash, upon the exercise of the Option and closing of the transfer of title to the Patent.

2.            Procedures for Exercise of the Option and Assignment of Patent to PAXmed.

(a)          If PAXmed desires to exercise the Option, it shall send written notice to PHG on or prior to one (1) year from the Effective Date, setting forth a date (“Closing Date”) for the closing of transfer of title to the Patent and payment of the Exercise Price which shall be no later than ten (10) days after the notice of exercise.

(b)          On such Closing Date, PAXmed shall pay to PHG the Exercise Price of $10,000 and PHG shall transfer all right, title and interest in and to the Patent to PAXmed by execution and delivery of a written assignment of Patent in form recordable in the USPTO satisfactory to PAXmed’s counsel, and PAXmed shall be authorized to immediately file such assignment in the USPTO.  PHG shall also execute and delivery such other documents and instruments as shall be reasonably necessary to effect the transfer of all right, title and interest in and to the Patent to PAXmed.

(c)          The assignment and transfer of title from PHG to PAXmed shall be free and clear of all licenses, contracts, liens, claims, and encumbrances.  From and after such assignment and transfer, PHG shall be excluded from practicing under the Patent, PHG shall not attack the title of PAXmed in and to the Patent and PHG shall not take any action adverse to PAXmed’s ownership or use of the Patent or challenging the validity of the Patent.

3.            Restrictions during Term of Option.  During the period commencing on the Effective Date, and continuing until one (1) year after the Effective Date:

(a)         PHG shall maintain all right, title and interest in and to the Patent free and clear of all liens, claims and encumbrances; PHG shall not license, sublicense, transfer, assign, sale or otherwise dispose of or impair title to the Patent or enter into any contract to do so; and PHG shall not practice under, manufacture, sell, distribute or market any products under the Patent..

(b) PHG shall maintain the Patent in full force and effect and shall pay to the USPTO all maintenance fees, renewal fees and similar charges.

(c) PHG shall not file any amendments, modifications, continuations in part (CIP), abandonments, or make any other changes to the Patent or any other filings with the USPTO without the written consent of PAXmed in each instance.

(d) PHG shall not file any similar or related patents in any jurisdictions outside of the USPTO.

(e) PHG does hereby grant to PAXmed, an exclusive, but limited license for use of the Patent during the Term of the Option, solely for the purposes of (1) PAXmed’s evaluation and investigation of the Patent and (2) PAXmed’s development of improvements to the Patent, and not for any commercial sale or marketing of products under the Patent.  If PAXmed does not elect to exercise the Option before the expiration of the Term, the limited license shall terminate at the expiration of the Term.  The limited license granted pursuant to this Section 4(e) above shall be royalty-free since no commercial sales will occur prior to exercise of the Option. Such limited license shall be exclusive to PAXmed.  PAXmed shall not sell, transfer or assign such limited license, but PAXmed may grant limited sublicenses to consultants and potential manufacturers, distributors and other supply chain participants for research, development and evaluation purposes only.

4.           Confidentiality and Protection of Technology.

(a) The confidentiality and non-disclosure provisions of this Agreement are intended to protect the respective confidential, technological and business information of each party.

(b) During the Term of the Option, and prior to the exercise of the Option by PAXmed, PAXmed shall maintain in strict confidence, and not copy, disclose or transfer to any third party, all Confidential and Proprietary Information (as defined below) relating to Patent, and utilize such information solely for PAXmed’s investigation and evaluation of the Patent, provided however, PAXmed may disclose such information as is necessary to consultants and contractors assisting PAXmed in its investigation and evaluation of the Patent solely for the purpose of enabling them to assist PAXmed in such functions.

(c) Protection of PAXmed Inventions/Improvements.  During the Term and prior to the exercise of the Option by PAXmed, Confidential and Proprietary Information relating to improvements to the Patent, and/or independent inventions separate and apart from the Patent, may be developed by PAXmed (collectively, “Additional IP”). PHG shall maintain in strict confidence, and not copy, disclose or transfer to any third party, all Confidential and Proprietary Information (as defined below) relating to such Additional IP.

(d)         Protection of Separate Technology of each of PHG and PAXmed.  PAXmed shall not be obligated to disclose to PHG any medical devices, technologies or inventions it may be working on whether originated internally or from sources other than PHG, and PHG shall not be obligated to disclose to PAXmed any medical devices, technologies or inventions it may be working on except those relating to the Patent.  Nevertheless, whether inadvertently or in the course of discussions between the Parties, each party may be exposed to or have access to such separate technologies of the other party which are not the subject of any development program between the Parties (“Separate Technologies”).  Each Party shall maintain in strict confidence, and not copy, disclose or transfer to any third party, all Confidential and Proprietary Information relating to such Separate Technologies of the other party hereto.

(e)         Protection of Business Information of each of PHG and PAXmed.  Each Party shall maintain in strict confidence, and not copy, disclose or transfer to any third party, all Confidential and Proprietary Information relating to the business, operations, finances, systems, software or information technology of the other party hereto.

(f)          For the purposes of this Agreement, the term “Confidential and Proprietary Information” of a party or its technology shall be deemed to include, without limitation, all designs, drawings, technology, systems, products, processes, methods, formulae, chemical compositions, schematics, specifications, techniques, technical information, models, prototypes, samples, test results, research and development reports, software, data bases, computer programs, algorithms, source codes, object codes, program listings, platforms and architecture, screens, formats, Website development and configuration, know how, trade secrets, files, books and records, cost, pricing, sales, financial and tax information, business, marketing, product development and operational plans, projections, strategies, forecasts, budgets, channels of distribution, policies and manuals, terms and conditions of contracts, licenses, leases and financing and identification of personnel, and all other inventions, concepts, information, or tangible or intangible embodiments or records thereof, including any such information that may be stored on any computer system, network, disk, tape, CD or DVD or any other storage media.

(g)         It is understood that Confidential and Proprietary Information excludes (i) information regarding one party (the “Disclosing Party”) which is or hereafter becomes generally available to the public through no act or failure to act on the part of the other party (the “Receiving Party”); (ii) information which is disclosed to the Receiving Party on a non-confidential basis by a third party having no legal or contractual obligation to the Disclosing Party to refrain from so doing; (iii) information which the Receiving Party can demonstrate by written record was independently developed prior to disclosure by the Disclosing Party by persons who did not have access to the Disclosing Party’s Confidential and Proprietary Information; or (iv) information set forth in an patent or patent application which has been officially published by the USPTO and available to the general public.

(h)         Notwithstanding any other provision of this Agreement to the contrary, if a Receiving Party becomes the recipient of any subpoena, governmental or other third party request under lawful process for any of the Confidential and Proprietary Information of the Disclosing Party, the Receiving Party shall give prompt written notice to the Disclosing Party, prior to the disclosure or furnishing of such Confidential and Proprietary Information.  The Receiving Party shall provide reasonable cooperation with the Disclosing Party at the Disclosing Party’s expense, in seeking relief to prevent, limit or restrict the disclosure of Confidential and Proprietary Information.  If the Receiving Party has already complied with the foregoing provisions, and the Disclosing Party has either been denied relief as aforesaid or declined to seek such relief or only partial relief has been granted, the Receiving Party may disclose those components of the Confidential and Proprietary Information which may still be required to be disclosed (and shall redact or delete those components which are not required to be disclosed), upon the advice of counsel that such disclosure is required by law, court order, regulation of a stock exchange or other similar lawful process.

5.           Non-Circumvention.   In the event that PAXmed exercises the Option, then all business opportunities worldwide to research, develop, exploit, manufacture, sell, market, and license the products or technology relating to the Patent shall be belong to and be undertaken by and through PAXmed; PHG shall refer all such opportunities to PAXmed, and PHG shall not circumvent or participate in or undertake any such business opportunities for such PHG Project for its own account or with third parties.

6.	PAXMED Reservation of Intellectual Property/Ownership of Additional IP, and Proprietary Rights; Work for Hire.

(a)          PAXMED retains exclusive title, sole ownership and all proprietary rights in all patents and related designs, drawings, systems, products, processes, methods, formulae, chemical compositions, schematics, specifications, techniques, technical information, models, prototypes, samples, test results, research and development reports, software, data bases, computer programs, algorithms, source codes, object codes, program listings, platforms and architecture, screens, formats, know how, trade secrets, and all other inventions, concepts, information, or tangible or intangible embodiments or records thereof, relating to any developments, improvements, upgrades, modifications, customization, configuration or applications or derivatives thereof designed or developed by PAXmed in connection with the research, development and commercialization of any Additional IP.

(b)         Work For Hire.  PAXmed shall have the exclusive rights to all copyrights, trademarks, patents and other intellectual property rights and proprietary rights relating to any developments, improvements, upgrades, modifications, customizations, configuration or applications or derivatives thereof designed or developed in connection with the research, development and commercialization of any Additional IP. Any developments, improvements, inventions, creations, customizations, reductions to practice, or derivatives relating to any Additional IP undertaken by PAXmed under this Agreement in which PHG or any of its personnel has participated, in its, his or her capacity as a employee, clinical practitioner, consultant, director, officer, contractor, or otherwise, shall be considered works-for-hire for PAXmed, which shall have the exclusive rights thereto; and PHG agrees to assign, and hereby irrevocably assigns all right, title and interest in and to any such developments, improvements, inventions, creations, reductions to practice or derivatives, including all intellectual property rights, and shall sign and deliver or cause to be signed and delivered to PAXmed any and all instruments necessary to effect the assignment of such rights to PAXmed and for PAXmed to obtain all proprietary rights in connection therewith.

(c)          All rights to secure protection or other acknowledgement for the Additional IP, including any developments, improvements, upgrades, modifications, customizations, configuration or applications or derivatives thereof pursuant to Federal, State or foreign law (including without limitation patent, trademark or copyright laws) are expressly reserved to PAXmed, which may do so in its sole discretion.  PHG shall not secure or attempt to secure protection or other acknowledgement for any such Additional IP, even if PHG or its personnel have participated in the development thereof.

7.	Mutual Indemnification.

(a)          PHG shall defend, indemnify and hold harmless PAXmed, its subsidiaries, employees, officers, directors, and agents (collectively, the “PAXmed Indemnitees”), from and against all loss, demands, claims, fines, penalties, expenses, petitions, costs and damages, sustained by PAXmed or any of the PAXmed Indemnitees (including without limitation, reasonable attorney’s fees and disbursements), from or arising out of (i) PHG or PHG’s employees, agents, subcontractors, or their employee’s or agents’, acts or omissions in connection with the implementation of this Agreement or (ii) breach by PHG of its obligations under this Agreement.

(b)          PAXmed shall defend, indemnify and hold harmless PHG, its subsidiaries, employees, officers, directors, and agents (collectively, the “PHG Indemnitees”), from and against all loss, demands, claims, fines, penalties, expenses, petitions, costs and damages, sustained by PHG or any of the PHG Indemnitees (including without limitation, reasonable attorney’s fees and disbursements), from or arising out of (i) PAXmed or PAXmed’s employees, agents, subcontractors, or their employee’s or agents’, acts or omissions in connection with the implementation of this Agreement or (ii) breach by PAXmed of its obligations under this Agreement.

8.	Injunctive Relief.

(a)          PHG acknowledges and agrees that PAXmed would be irreparably injured by any violation of Sections 3, 4, 5, or 6 of this Agreement, that damages at law would be difficult to determine, and that accordingly PAXmed shall be entitled to an injunction and other equitable relief in court of competent jurisdiction to restrain any violation of such Sections without the need to post a bond or prove special damages.

(b)          PAXmed acknowledges and agrees that PHG would be irreparably injured by any violation of Sections, 3 or 4 of this Agreement, that damages at law would be difficult to determine, and that accordingly PHG shall be entitled to an injunction and other equitable relief in court of competent jurisdiction to restrain any violation of such Sections without the need to post a bond or prove special damages.

9.	Survival of Provisions.

(a)          PHG’s obligations under Sections 3, 4, 5 and 6 hereof shall survive any termination of this Agreement, shall include all subsidiary and affiliated companies and divisions of PHG.

(b)         PAXmed’s obligations under Sections 3 and 4 hereof shall survive any termination of this Agreement, shall include all subsidiary and affiliated companies and divisions of PAXmed.

10.	General Provisions.

(a)          Governing Law; Jurisdiction.

This Agreement will be governed by and construed according with the laws of the State of New York, without regard to principles of conflicts of law or choice of law.  Any and all actions or proceedings relating to the subject matter of this Agreement may be maintained only in New York State or federal courts located in the State of New York.  Each of PAXmed and PHG hereby submits to personal jurisdiction of the New York State and United States federal courts located in the State of New York for purposes of any and all actions and proceeding relating to the subject matter of this Agreement.  Either party may serve any summons or process in any such proceeding on the other in the manner for giving notices under Section 11(b) hereof.

Notwithstanding the foregoing, PAXmed shall be free to pursue its remedies in any court of competent jurisdiction throughout the world to protect the PAXmed Technology and the Additional IP and its other intellectual property and proprietary rights and to restrain any violation of Sections 3, 4, 5 or 6 of this Agreement, and PHG shall be free to pursue its remedies in any court of competent jurisdiction throughout the world to protect its intellectual property and proprietary rights and to restrain any violation of Sections 3 or 4 of this Agreement.

(b)          Notices.

All notices required to be provided hereunder shall be in writing and shall be deemed delivered if (i) sent by facsimile, upon confirmation of faxing, (ii) if sent by overnight courier, by the date after mailing, (iii) if by hand delivery, upon actual receipt or (iv) if by certified mail, return receipt requested and postage prepaid, on the third business day after deposit in the mails, to the addressee as follows or at such other location as such Party notifies the other pursuant to this provision:

PAXmed:	PAXmed Inc.
420 Lexington Avenue, Suite 300
New York, New York 10170
Attn: Lishan Aklog, Chairman & CEO
Telephone: 602-361-6005
Email: laklog@paxmedinc.com

PHG:	Pavilion Holding Group LLC
50 Loring Drive
Norwell, MA 02061
Attn: Michael Glennon, Manager
Telephone: 617-699-0700
Email: mglennon@pavilionhg.com

(c)          Severability.

If any part of this Agreement is determined to be invalid or illegal by any court or agency of competent jurisdiction, then that part shall be limited or curtailed to the extent necessary to make such provision valid, and all other remaining terms of this Agreement shall remain in full force and effect.

(d)          Relationship of the Parties.

The Parties acknowledge that they are independent contractors, and neither party is an employee, partner, or joint venturer of the other party.  PHG shall not have any authority or ability to bind or create any obligations on the part of PAXmed.  PAXmed shall not have any authority or ability to bind or create any obligations on the part of PHG.  PHG does not assume, and is not liable for, any obligations of PAXmed or its subcontractors.  PAXmed does not assume, and is not liable for, any obligations of PHG or its subcontractors.  Except as otherwise provided herein, each party shall be responsible for all costs and expenses of carrying out its responsibilities under this Agreement.

(e)          Corporate Authorization, etc.

PAXmed represents and warrants to PHG that this Agreement is the duly and validly authorized, legal and binding obligation of PAXmed.  PHG represents and warrants to PAXmed that this Agreement is the duly and validly authorized, legal and binding obligation of PHG.

(f)           Amendment and Waiver.

This Agreement may be modified or amended only in a writing signed by both Parties.  A Party’s failure to act hereunder shall not indicate a waiver of its rights hereto. No waiver of any provision of this Agreement shall be valid unless made in writing and signed by the waiving Party.  The failure of either Party to require the performance of any term or obligation of this Agreement or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach.

(g)          Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(h)          No Third-Party Beneficiary.

The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.  Without limiting the generality of the foregoing, this Agreement is not intended to confer any rights on any employee, consultant, or clinical practitioner of either Party.

(i)           No Assignment.

PHG may not assign, delegate or subcontract its rights or obligations hereunder without PAXmed’s written approval in each instance, except in the case of a merger, acquisition or reorganization of PHG, which shall not require PAXmed’s prior written approval if the resulting party assumes in writing all of PHG’s obligations under this Agreement.  PAXmed may not assign, delegate or subcontract its rights or obligations hereunder without PHG’s written approval in each instance, except in the case of a merger, acquisition or reorganization of PAXmed, which shall not require PHG’s prior written approval, if the resulting party assumes in writing all of PAXmed’s obligations under this Agreement.  No assignment by any party shall relieve such party of any of its obligations hereunder.

(j)           Entire Agreement.

This Agreement constitutes the entire agreement between the Parties and supercedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement by their duly authorized representatives as of the date first above written.

PAXmed INC.		PAVILION HOLDING GROUP LLC

By:	/s/ Lishan Aklog	By:	/s/ Mike Glennon

Printed Name:	Lishan Aklog	Printed Name:	Mike Glennon

Title:	Chairman & CEO	Title:	Member, PHG LLC